Exhibit 2.2



                            STOCK PURCHASE AGREEMENT

                                 by and between

                                CHARLES F. SARKIS

                                       and

                            THE WESTWOOD GROUP, INC.

                            As of September 24, 1999

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                                    Exhibits

     Exhibit A -    Promissory  Note
     Exhibit B -    Stock  Pledge  Agreement
     Exhibit C -    Fairness Opinion


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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of September 24, 1999, by and between Charles F. Sarkis, a resident of Boston, Massachusetts (the "Buyer") and The Westwood Group, Inc., a Delaware corporation (the "Seller").

         WHEREAS, the Seller owns an aggregate of 673,451 shares of common stock, par value .01 per share (the "Common Stock"), of Back Bay Restaurant Group, Inc., a Delaware corporation ("BBRG");

         WHEREAS, the Buyer desires to purchase and the Seller desire to sell 450,518 shares of common stock (the "Shares");

         WHEREAS, the Board of Directors or the Seller has determined that the fair market per share valuation of each Share is $6.00 (the "Share Valuation"); and

         WHEREAS, the Buyer is familiar with the business, financial condition and prospects of BBRG and acknowledges that he has been afforded the opportunity to review certain financial information regarding BBRG and to ask questions of and receive satisfactory answers from management of BBRG concerning the business, financial condition and prospects of BBRG.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the Buyer and the Seller agrees as follows:

         1. Purchase of Shares by the Buyer. Upon the terms and subject to the conditions set forth herein, simultaneously with the signing of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer and deliver to the Buyer the Shares, free and clear of any and all liens, mortgages, deeds of trust, security interests, pledges, charges and liabilities of any kind. The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Shares shall be $2,703,108, which shall be paid at Closing (as such term is defined herein) by delivery by the Buyer to the Seller of (i) a Promissory Note in substantially the form of Exhibit A attached hereto (the "Note") and (ii) a Pledge Agreement in substantially the form of Exhibit B attached hereto (the "Pledge Agreement").

         2. Time and Place Closing of the Transaction; Deliveries at Closing. The closing of the transactions described herein (the "Closing") shall take place at the office of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110 on September 24, 1999, or on such other date or time as the parties may mutually agree (the "Closing Date"). At the Closing or as soon thereafter as possible, the Seller shall deliver to the Buyer a stock certificate representing the Shares duly endorsed for transfer or accompanied by a stock power duly executed in blank.

         3. Cancellation of Rights. Upon delivery of the Note, the Seller shall cease to have any rights as a shareholder of the Company with respect to the Shares.

         4. Representations and Warranties of the Seller. The Seller hereby makes the following representations and warranties:

                  (a)(i) the Seller owns, beneficially and of record, the Shares, free and clear of any and all liens, charges, claims, liabilities, security interests or encumbrances of any nature or kind whatsoever; (ii) the Seller is not subject to any voting trust agreements, proxies or other contracts or arrangements restricting voting or dividend rights or the transferability of the Shares; (iii) the Seller has, and shall have, good and marketable title to the Shares and full right to transfer title to the Shares; and (iv) that the transfer of the Shares to the Buyer pursuant to this Agreement will pass good and marketable title thereto to the Buyer, free and clear of all liens, charges, claims, liabilities, security interests or encumbrances of any nature or kind whatsoever.

                  (b) The Seller has full legal power and authority to execute and deliver this Agreement, and the execution, delivery and performance of this Agreement and each other agreement, document, instrument and certificate contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller, and that this Agreement constitutes, and each such other agreement, document, instrument and certificate will constitute when delivered, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles.

                  (c) No action taken by or on behalf of the Seller in connection herewith, including, without limitation, the execution, delivery and performance of this Agreement and each other agreement, document, instrument and certificate contemplated hereby, does or will (i) violate or conflict with any term or provision of the certificate of incorporation or by-laws of the Seller or any judgment, order, writ, injunction or decree applicable to the Seller;
(ii) violate or conflict with any statute, code, ordinance, rule or regulation applicable to the Seller; or (iii) violate, conflict with, result in the termination or modification of, constitute a default or accelerate the maturity of obligations under, or result in the creation of any lien, security interest, charge or other encumbrance upon the shares owned by the Seller or any of the properties or assets of the Seller under any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement or other instrument or obligation to which the Seller is a party or by which the Seller or the Seller's properties may be bound or affected.

                  (d) The Board of Directors of the Seller has received from Alouette Capital, Inc., its financial advisor (the "Financial Advisor"), a written opinion to be dated the date hereof, in substantially the form of Exhibit C attached hereto, that in connection with this Agreement to the effect that the Share Valuation is fair from a financial point of view (the "Fairness Opinion").

                  (e) Except for any amounts due and owing to the Financial Advisor, neither the Seller nor anyone acting on its behalf has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent nor has the Seller agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the sale of the Shares, this Agreement or the transactions contemplated hereby.

         5. Representations and Warranties of the Buyer. The Buyer hereby makes the following representations and warranties:

                  (a) The Buyer (i) is familiar with the business and financial condition, properties, operations and prospects of BBRG and its subsidiaries, and (ii) has been given full access to all material information concerning the condition, properties, operations and prospects of BBRG and of its subsidiaries on a consolidated basis including, but not limited to, the audited financial statements of BBRG for the period ended December 27, 1998. The Buyer has had the opportunity to consult with and has consulted with his advisors (including attorneys and accountants of his choice) with respect to the purchase and sale to be effected hereby and the Buyer and his advisors have had an opportunity to ask questions of, and to receive information from, the Seller, BBRG and its subsidiaries and persons acting on their behalf concerning BBRG and its subsidiaries, their financial condition and prospects, including, but not limited to, and the terms and conditions of Buyer's purchase of the Shares and to obtain any additional information necessary to verify such accuracy of the information and data received by the Buyer, all of which has been received, read and understood by the Buyer and his advisors. The Buyer is satisfied that there is no material information concerning the condition, properties, operations and prospectus of BBRG and its subsidiaries, of which the Buyer is unaware. The Buyer has made, either alone or together with his advisors, such independent investigation of BBRG and its subsidiaries, its management and related matters as the Buyer deems to be, or the Buyer's advisors have advised to be necessary or advisable in connection with BBRG and its subsidiaries, their financial condition and prospects and the sale of the Shares; and the Buyer and his advisors have received all information and data which the Buyer and his advisors believe to be necessary in order to reach an informed decision as to the advisability of participating in the purchase of the Shares, all of which has been received, reviewed and understood by the Buyer and his respective advisors. The Buyer, either alone or together with his advisors, has such knowledge and experience in business and financial matters that he is capable of evaluation the relative risks and merits of this investment. Aside from the financial information provided to the Buyer regarding BBRG, the Seller has made no representation or warrant regarding BBRG or its performance or prospects of any kind of nature.

                  (b) Neither the Buyer nor anyone acting on his behalf has engaged, retained or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder's fees or other fees with respect to the purchase of the Shares, this Agreement or the transactions contemplated hereby.

                  (c) The Buyer represents, covenants and warrants that he is acquiring the Shares for his own account for the purpose of investment and not with a view to or for sale or in connection with any distribution thereof nor with the present intention of distributing or selling the Shares. The Buyer will not knowingly offer to sell or otherwise transfer any of the Shares in violation of any federal or state securities law.

                  (d) The Buyer further acknowledges that:

                  (i) The sale of the Shares to him has not been registered pursuant to any federal or state securities laws and that a legend to that effect may be placed on all certificates representing such Shares;

                  (ii) The Buyer may not sell, transfer or dispose of the Shares unless and until a registration statement under the Securities Act of 1933, as amended, has become effective with respect to such Shares and Buyer complies with applicable state securities laws, or Buyer obtains an exception therefrom, and as a consequence thereof the Buyer may have to hold such Shares, and bear the economic risk thereof, indefinitely; and that it may not be possible for the Buyer to liquidate his Shares;

                  (iii) There is no assurance that the Buyer will realize any gain from the Buyer's investment in BBRG;

                  (iv) This purchase involves a high degree of risk and he has no need for a current return from the Shares and that he can bear their risk of losing his entire investment therein; and

                  (v) He has adequate means of providing for his current needs and possible personal contingencies and has no need for liquidity through a sale of the Shares, his commitment to investments which are not readily marketable is not disproportionate to his net worth and his purchase of the Shares will cause his overall financial commitments to become excessive.

         6. Conditions Precedent to the Obligations of The Seller. The obligation of the Seller to close the sale of the Shares pursuant to this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

                  (a) All authorizations, waivers, notices to, consents and approvals from any and all third parties and governmental authorities and agencies required to be made or obtained prior to the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

                  (b) The Buyer shall have performed or complied with all covenants and conditions contained in this Agreement to be performed by it and any agreement, certificate and instrument to be executed by the Buyer pursuant hereto required to be performed or complied with at or prior to the Closing Date.

                  (c) The Seller shall have received the Fairness Opinion, dated the date hereof.

                  (d) The Buyer shall have executed and delivered the Note.

                  (e) The Buyer shall have executed and delivered the Pledge Agreement.

                  (f) In addition to the Purchase Price, the Buyer shall loan the Seller an amount equal to $500,000 on or before September 27, 1999 and Seller shall deliver a promissory note as evidence of repayment of such loan (the "$500,000 Note") in substantially the form of Exhibit D attached hereto.

                  (g) The Board of Directors of the Seller shall have approved this Agreement and the transactions contemplated hereunder.

         7. Conditions Precedent to Obligation of the Buyer. The obligation of the Buyer to close the purchase of the shares pursuant to this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

                  (a) The Seller shall have delivered, shall have caused to be delivered or shall deliver as soon after the Closing Date as possible, all of the Shares at or promptly after the Closing Date duly endorsed for transfer or accompanied by a stock power endorsed in blank.

                  (b) The Seller shall have performed or complied with all covenants and conditions contained in this Agreement to be performed by the Seller at or prior to the closing.

                  (c) The Buyer shall have received a copy of the Fairness Opinion.

                  (d) The Seller shall have executed and delivered the Pledge Agreement.

                  (e) The Seller shall have executed and delivered the $500,000 Note.

         8. Survival of Representations and Warranties. The representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date.

         9. Fees and Expenses. Whether or not the transactions contemplated hereunder shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         10.  Notices.  All  notices,   requests,   claims,  demands  and  other
communications under this Agreement shall be in writing and shall be deemed given when delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)   if to the Buyer:   Charles F. Sarkis, President
                                  Back Bay Restaurant Group, Inc.
                                  284 Newbury Street
                                  Boston, Massachusetts 02115
                                  Facsimile No.:  (617) 425-5252

         with a copy to:          Hutchins, Wheeler & Dittmar
                                  A Professional Corporation
                                  101 Federal Street
                                  Boston, Massachusetts 02110
                                  Attn:  Francis J. Feeney, Jr., Esq.
                                  Facsimile No.:  (617) 951-1295

     (b)      if the Seller:      The Westwood Group, Inc.
                                  190 V.F.W. Parkway
                                  Revere, Massachusetts 02151
                                  Attn:  President
                                  Facsimile No.: (781) 284-7895

         with a copy to:          Crowley, Considine & Dray
                                  1 State Street
                                  Boston, Massachusetts 02107
                                  Attn:  Kevin Considine, Esq.
                                  Facsimile No.:  (617) 720-2055

         11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         12. Entire Agreement; No Third Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

         13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations or any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in The Commonwealth of Massachusetts, and that the United States District Court for the jurisdiction over any such action, suit or proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 10 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

         14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party.

         15. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         16. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         17. Attorney's Fees. If any legal proceeding is initiated by any party hereto to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorney's fees incurred in connection with any such proceedings.

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                                       S-1

         IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as an agreement under seal by their respective officers thereunto duly authorized, all as of the date first written above.


                                   THE BUYER:


                                                     /s/ Charles F. Sarkis
                                                     CHARLES F. SARKIS


                                   THE SELLER:


                                                     THE WESTWOOD GROUP, INC.


                                                     By:  /s/ Richard P. Dalton
                                                             Richard P. Dalton
                                                             President